                                                                    EXHIBIT 12.1

            PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   UNAUDITED
                             (DOLLARS IN THOUSANDS)

                                                AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                             -------------------------------------------------
                                              1997       1996       1995       1994      1993
                                             -------    -------    -------    ------    ------
Fixed Charges:
Interest Expense...........................  $    --    $    --    $    --    $   --    $  459
Interest Component of Non-Capitalized Lease
  Rental Expense(1)........................      306        246         63        41        35
                                             -------    -------    -------    ------    ------
Total Fixed Charges........................  $   306    $   246    $    63    $   41    $  494
                                             =======    =======    =======    ======    ======
Earnings as Defined:
Income Before Income Taxes.................  $22,208    $16,788    $12,288    $7,707    $5,596
Fixed Charges..............................      306        246         63        41       494
                                             -------    -------    -------    ------    ------
Earnings as Defined........................  $22,514    $17,034    $12,351    $7,748    $6,090
                                             =======    =======    =======    ======    ======
Ratio of Earnings to Fixed Charges.........     73.6x      69.2x     196.0x    189.0x     12.3x
                                             =======    =======    =======    ======    ======

---------------
(1) One-third of operating lease rental expense which approximates an interest component of non-capitalized leases.